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                                                                   Exhibit 23.05


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation in this Amendment No. 1 to Registration Statement No. 333-44774 of Quokka Sports, Inc. of our report on the consolidated financial statements of Total Sports Inc. dated January 24, 2000 (June 23, 2000, as to Note 19 and the going concern discussion in Note 1), which expresses an unqualified opinion and includes explanatory paragraphs relating to the uncertainty of Total Sports Inc.'s ability to continue as a going concern and the restatement described in Note 19, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Total Sports Inc., included in the Registration Statement. This financial statement schedule is the responsibility of Total Sports Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/  DELOITTE & TOUCHE LLP

Raleigh, North Carolina

September 26, 2000